Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2006 Stock Incentive Plan and the Globecomm Systems Inc./Telaurus 2009 Special Equity Incentive Plan of our reports dated September 14, 2009, with respect to the consolidated financial statements and schedule of Globecomm Systems Inc. (the “Company”) included in its Annual Report (Form 10-K) for the year ended June 30, 2009, and the effectiveness of internal control over financial reporting of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Melville, New York
December 10, 2009